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                                   RESTATED

                         CERTIFICATE OF INCORPORATION

                                      OF

                            TUDOR ACQUISITION CORP.

                  Tudor Acquisition Corp., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

                  I. The name of the Corporation is "Tudor Acquisition Corp." The original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on August 28, 1996.

                  II. The text of the Certificate of Incorporation is hereby amended and restated to read as herein set forth in full:

                  FIRST.    The name of the Corporation is: Rose Hills
Acquisition Corp.

                  SECOND.   The registered office and registered agent of the
Corporation is The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

                  THIRD.     The purpose of the Corporation is to engage in
any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

                  FOURTH.    The aggregate number of shares which the
corporation shall have the authority to issue is One Thousand (1,000) shares of Common Stock, par value $.01 per share.

                  FIFTH:      The Board of Directors of the Corporation,
acting by majority vote, may adopt, amend or repeal the By-Laws of the Corporation.

                  SIXTH:      Except as otherwise provided by the Delaware
General Corporation Law as the same exists or may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this Article SIXTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

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                                                                              2

                  IN WITNESS WHEREOF, this Restated Certificate of Incorporation which restates, integrates and amends the provisions of the Certificate of Incorporation of the Corporation, having been duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, has been executed by its duly authorized directors this __ day of November 1996.

                                        TUDOR ACQUISITION CORP.

                                        /s/ Howard Lipson
                                        ----------------------------
                                        Howard Lipson


                                        /s/ Chinh Chu
                                        ----------------------------
                                        Chinh Chu